Exhibit 4.14

Computershare, Inc.

250 Royall Street

Canton, Massachusetts 02021

Within USA, US territories & Canada: (            )             -

Outside USA, US territories & Canada: (            )             -

www.computershare.com

Mr A Sample

DESIGNATION (IF ANY)

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Subscription Rights Certificate Number:

Number of Rights Represented by this Subscription Rights Certificate:

Number of Units (each consisting of 0.50 shares of common stock and a warrant to purchase 0.25 shares of common stock) for which Rights Represented by this Subscription Rights Certificate May be Exercised:

MARSHALL EDWARDS, INC.

FORM OF SUBSCRIPTION RIGHTS CERTIFICATE

Marshall Edwards, Inc., a Delaware corporation (the “Company”) is conducting a rights offering (the “Rights Offering”) that entitles the holders of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”), as well as holders of the Company’s Series A warrants (collectively, the “Record Holders”), as of 5:00 p.m., Eastern time, on March 30, 2012 (the “Record Date”) to purchase up to an aggregate of 17,129,361 units (“Units”) at a subscription price of $0.445 per Unit (the “Subscription Price”). Each Record Holder will receive one Subscription Right for each share of Common Stock owned (or underlying the Series A warrants, as applicable) on the Record Date and each Subscription Right will entitle its holder to purchase one Unit. Each Unit will consist of 0.50 shares of Common Stock and a warrant to purchase an additional 0.25 shares of Common Stock (the “Basic Subscription Right”). The Company will not issue fractional shares in connection with the Rights Offering. Rights Holders will only be entitled to purchase a number of Units representing a whole number of shares of Common Stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments received by Computershare, Inc., as subscription agent (the “Subscription Agent”) will be returned, without interest or deduction, as soon as practicable. Similarly, no fractional shares of Common Stock will be issued in connection with the exercise of a warrant issued in the Rights Offering. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the Common Stock on the last trading day preceding the exercise.

Set forth above is the number of Units to which the holder whose name and address is set forth above is entitled to subscribe pursuant to the Basic Subscription Right. If you fully exercise your Basic Subscription Rights (after giving effect to any permitted distributions, as described below), you may also subscribe to purchase additional Units, subject to the conditions and limitations described further in the Company’s prospectus dated March [    ], 2012 (the “Prospectus”).

For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus, a copy of which has been delivered to you together with this Subscription Rights Certificate. Additional copies of the Prospectus are available upon request from the information agent, Georgeson, Inc., by calling (866) 628-6021. Capitalized terms used but not defined herein shall have the meanings given to them in the Prospectus.

In order to exercise your Subscription Rights, you must either (1) complete and sign this Subscription Rights Certificate on the back and return it in the envelope provided together with full payment of the Subscription Price multiplied by the total number of shares for which you have subscribed (including pursuant to the Over-subscription Privilege), or (2) present a properly completed Notice of Guaranteed Delivery, together with full payment of the Subscription Price multiplied by the total number of shares for which you have subscribed (including pursuant to the Over-subscription Privilege), to the Subscription Agent, in either case before 5:00 p.m., Eastern time, on May 11, 2012, subject to extension or earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and have no value. Any subscription for Units in the Rights Offering made hereby is irrevocable.

Full payment of the Subscription Price per Unit for all Units subscribed for pursuant to both the Basic Subscription Right and the Over-subscription Privilege must accompany this Subscription Rights Certificate and must be made in full in U.S. dollars by (i) uncertified check drawn against a U.S. bank payable to “Computershare, Inc.” or (ii) certified or cashier’s check or bank draft drawn against a U.S. bank and payable to “Computershare, Inc.” If you exercise less than all of the Subscription Rights evidenced by your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised Subscription Rights upon your request. However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive any such new Subscription Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

The Subscription Rights represented by this Subscription Rights Certificate may not be transferred or sold; provided, however, that holders of Subscription Rights are permitted to distribute their Subscription Rights to their own shareholders, members or general or limited partners. You must effect any such distribution in sufficient time for the Subscription Agent to receive proper evidence of the distribution of your Subscription Rights. Holders who intend to make a permitted distribution of their Subscription Rights must contact the Subscription Agent in advance of such distribution to request copies of the required documentation.

The Subscription Rights will not be listed on the NASDAQ Capital Market, any other stock exchange or market, or on the OTC Bulletin Board.

You are advised to review the Prospectus and the Instructions for Use of Marshall Edwards, Inc. Subscription Rights Certificates included with this Subscription Rights Certificate, additional copies of which are available from the Subscription Agent, before exercising your Subscription Rights.

SECTION 1 – EXERCISE AND SUBSCRIPTION

The undersigned hereby irrevocably exercises one or more Subscription Rights to subscribe for Units as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

Basic Subscription Rights:

I apply for:		x	$0.445	=	$

	(no. of Units)		(subscription price / Unit)		(required payment)

Over-subscription Privilege: IF YOU HAVE FULLY SUBSCRIBED FOR YOUR BASIC SUBSCRIPTION RIGHT AND WISH TO PURCHASE ADDITIONAL UNITS PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE:

I apply for:		x	$0.445	=	$

	(no. of Units)		(subscription price / Unit)		(required payment)

Total Amount Enclosed: $

☐ Check here if the Basic Subscription Rights do not account for all of the Subscription Rights evidenced by this Subscription Rights Certificate and you wish to receive a new Subscription Rights Certificate evidencing the remaining Subscription Rights to which the undersigned is entitled.

SECTION 2—ACKNOWLEDGEMENT

THE SUBSCRIPTION ORDER FORM IS NOT VALID UNLESS YOU SIGN BELOW

I/We acknowledge receipt of the Prospectus contained with this Subscription Certificate and understand that after delivery to Computershare Inc., as Subscription Agent for Marshall Edwards, Inc., I/we may not modify or revoke this Subscription Certificate. Under penalties of perjury, I/we certify that the information contained herein, including the social security number or taxpayer identification number contained herein, is correct.

The signature below must correspond with the name of the registered holder exactly as it appears on the books of the Marshall Edwards, Inc. transfer agent without any alteration or change whatsoever.

Signature(s) of Registered Holder:                                                             Date:

If the signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:                                              Capacity:                Soc. Sec. # /Tax ID #:

Address:                                                                                                       Phone:

If the aggregate Subscription Price enclosed or transmitted is insufficient to purchase the total number of Units indicated above, or if the number of Units being subscribed for is not specified, you will be deemed to have subscribed for the maximum amount of Units that could be subscribed for upon payment of such amount. If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Units indicated above (such excess being the “Subscription Excess”), then you will be deemed to have exercised the Over-subscription Privilege to the full extent of the excess payment tendered, to purchase, to the extent available, the maximum number of Units that could be purchased with your excess payment. To the extent any portion of the aggregate Subscription Price enclosed or transmitted remains after the foregoing procedures, such funds shall be mailed to the subscriber without interest or deduction, promptly after the expiration of the subscription period.

DELIVERY OPTIONS FOR SUBSCRIPTION RIGHTS CERTIFICATE:

Delivery of this Subscription Rights Certificate to an address other than as set forth below does not constitute valid delivery:

By mail:	By Express Mail or Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. 250 Royall Street Suite V Canton, MA 02021

ANY QUESTIONS REGARDING THIS SUBSCRIPTION RIGHTS CERTIFICATE AND THE RIGHTS OFFERING MAY BE DIRECTED TO THE INFORMATION AGENT, GEORGESON, INC., BY TELEPHONE, IF YOU ARE LOCATED WITHIN THE U.S., AT (866) 628-6021, OR, IF YOU ARE LOCATED OUTSIDE THE U.S., AT (212) 440-9800.